Exhibit 99b

SALES AGENT AGREEMENT

This Sales Agent Agreement (the “Agreement”) is made as of the 6th day of Sept., 2011 by and among Stuart King Capital Corp., a Delaware corporation (“Stuart King”), and Underhill Securities Corp., a Nevada corporation (“USC”).

Recitals:

WHEREAS, Stuart King wishes to retain on a non exclusive basis Underhill to act as selling agent for Stuart King’s registered securities upon the effectiveness of Stuart King’s registration statement to be filed with the SEC in Sept. 2011; and,

WHEREAS, Underhill wishes to serve in such capacity.

NOW, THEREFORE, in consideration of the below described compensation, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section 1.

Sales Agent.  Underhill agrees to act as non exclusive selling agent for Stuart King’s registered securities upon the effectiveness of Stuart King’s registration statement to be filed with the SEC in Sept. 2011.

Section 2.

Compensation.  Both parties agree that Underhills compensation shall be limited to an 8% sales commission per FINRA regulations

Section 3.

Term.  The term of this Agreement shall be 180 days from the effectiveness of Stuart King’s registration statement which term may be extended an additional 180 days.

Section 4.

Representations and Warranties of Stuart King.  Stuart King hereby represents and warrants to Underhill that the following representations are true and complete as of the date of this Agreement.

Section 5.1

Organization, Good Standing, Corporate Power and Qualification.  Stuart King is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted.  Stuart King is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect.

Section 5.2

Authorization.  All corporate action required to be taken by Stuart King’s Board of Directors in order to authorize Stuart King to enter into this Agreement has been taken prior to or simultaneous with the date of this Agreement.  All action on the part of the officers of Stuart King necessary for the execution and delivery of the Agreement, the performance of all obligations of Stuart King under the Agreement to be performed prior to or as of the date of this Agreement, have been taken prior to execution of this Agreement.  The Agreement, when executed and delivered by Stuart King, shall constitute valid and legally binding obligations of Stuart King, enforceable against Stuart King in accordance with its terms.

Section 5.3

Governmental Consents and Filings.  No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of Stuart King in connection with the consummation of the transaction contemplated by this Agreement other than as disclosed in this Agreement.

Section 5.4

Litigation.  There is no claim, action, suit, proceeding, arbitration, complaint, charge, or investigation pending or to Stuart King’s knowledge, currently threatened  against Stuart King or any officer, director, or Key Employee of Stuart King that questions the validity of the Agreement or the right of Stuart King to enter into the Agreement, or to consummate the transactions contemplated by the Agreement.

Section 5.5

Compliance with Other Instruments.  Stuart King is not in violation or default (i) of any provisions of its Articles or Bylaws, (ii) of any instrument, judgment, order, writ, or decree, or (iii) under any lease, agreement, contract, or purchase order to which it is a party or by which it is bound or of any provision of federal or state statute, rule or regulation applicable to Stuart King, the violation of which would adversely affect the business.  The execution, delivery, and performance of the Transaction Agreements and the consummation of the transactions contemplated by the Transaction Agreements will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice a default under any such provision, instrument, judgment, order, writ, decree, contract, or agreement.

Section 6.

Representations and Warranties of USC.  USC hereby represents and warrants to Stuart King that:

Section 6.1

Authorization.  USC has full power and authority to enter into the Agreement.  The Agreement to which such USC is a party, when executed and delivered by Stuart King, will constitute valid and legally binding obligations of USC, enforceable in accordance with their terms.

Section 6.2

Indemnification and Hold Harmless.  Stuart King, and its Affiliates, hereby agrees to indemnify and hold USC, its officers, directors, employees, independent contractors and shareholders, harmless from any and all liabilities, damages, business interruptions, delays, losses, claims, judgments or any kind whatsoever, including, all costs, attorneys’ fees, and expenses incidental thereto, which may be suffered by, or charge to USC related to the business activities of Stuart King and its Affiliates.  USC shall have the sole right to select its legal representation and other advisors for matters related to this Section 8 which shall be paid solely by Stuart King.

Section 6.3

Indemnification and Hold Harmless.  USC, and its Affiliates, hereby agrees to indemnify and hold Stuart King, its officers, directors, employees, independent contractors and shareholders, harmless from any and all liabilities, damages, business interruptions, delays, losses, claims, judgments or any kind whatsoever, including, all costs, attorneys’ fees, and expenses incidental thereto, which may be suffered by, or charge to Stuart King related to the business activities of USC and its Affiliates.  Stuart King shall have the sole right to select its legal representation and other advisors for matters related to this Section 9 which shall be paid solely by USC.

Section 7.

Miscellaneous.

Section 7.1

Survival of Warranties.  Unless otherwise set forth in this Agreement, the representations and warrants of Stuart King or USC contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of any beneficiary of such representations and warranties, unless for any representation or warranty that any such beneficiary knew to be untrue.

Section 7.2

Transfer; Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

Section 7.3

Governing Law.  This Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Nevada as to matters within the scope thereof, without regard to its principles of conflicts of laws.

Section 7.4

Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 7.5

Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

Section 7.6

Notices.  All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given:  (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the respective parties at their address as set forth on the signature page, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 10.6.

Section 7.7

Attorney’s Fees.  If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled.

Section 7.8

Amendments and Waivers.  Any term of this Agreement may be amended, terminated, or waived only with the written consent of both Lyon and USC.

Section 7.9

Severability.  The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

Section 7.10

Delays or Omissions.  No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

Section 7.11

Entire Agreement.  This Agreement constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

The parties have executed this Sales Agent Agreement as of the date first written above.

Stuart King Capital Corp.

Underhill Securities Corp.

By: /s/ Eric Anderson

By: /s/ Frank Underhill

Eric Anderson, President

      Frank Underhill, President

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